Lake Shore Bancorp, Inc. Reports Earnings of $3.2 million for 2014

Strong Growth in Commercial Lending in Fourth Quarter 2014

DUNKIRK, N.Y. — January 29, 2015 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market:LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced fourth quarter 2014 net income of $0.8 million, or $0.14 per diluted share, compared to net income of $1.1 million, or $0.18 per diluted share, for fourth quarter 2013. For 2014, the Company reported net income of $3.2 million, or $0.55 per diluted share, compared to net income of $3.7 million, or $0.65 per diluted share for 2013. The decline in net income for the quarter and year was largely attributable to the Bank’s ongoing strategy to better position its interest earning assets for a rising interest rate environment.

Fourth Quarter and 2014 Highlights:

•	Total assets grew by more than $5.3 million to $487.5 million at 2014 year end, up from $482.2 million on December 31, 2013.
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Commercial real estate loan growth of $9.5 million, an increase of 16.2% from 2013 year end, reflecting continued focus on diversifying the Bank’s loan portfolio to better position the Bank for a rising interest rate environment.

•	Core deposit growth of 4.7%, or $9.2 million, at 2014 year end.

“Our fourth quarter and 2014 results reflect a prudent long-term approach to managing our business along with a commitment to deliver solid and sustainable returns to Lake Shore’s stockholders. During the fourth quarter, we continued to focus on reducing the term of our interest-earning assets, while at the same time reducing our dependence on higher-cost fixed-rate time deposits,” said Daniel P. Reininga, President and Chief Executive Officer. “It remains strategically sound for us to prepare Lake Shore for what we anticipate will be a gradually rising interest rate environment in the future. In addition, we continue to invest in talent and technology which enables the Bank to meet the needs of the Western New York communities that we serve. We expect a moderate pace of economic improvement in 2015, and we’re prepared and well-positioned to help our customers respond to an improving business climate.”

Fourth quarter 2014 net interest income was $3.6 million compared to $3.8 million for the prior year quarter and the decrease was primarily a result of lower interest income. Interest income was $4.4 million for the fourth quarter 2014, a decrease of $287,000 compared to the prior year quarter. Lower interest income for the quarter was the result of a 30 basis point decrease in the average interest rate for earning assets, reflecting a shift of a portion of the Bank’s interest earning assets into shorter-duration and lower yield liquid alternatives. Fourth quarter 2014 interest expense declined by $20,000 compared to fourth quarter 2013, a result of a $5.3 million decrease in the average balance of interest bearing liabilities.

Net interest income for 2014 was $14.5 million, compared to $15.1 million in 2013. Interest income for 2014 of $17.9 million was down $735,000 from 2013, reflecting an 18-basis point decline in the average interest rate for interest earning assets, partially offset by a $2.1 million increase in average interest earning assets. The lower average interest rate was a result of a $7.9 million increase in the average balance of lower yield cash and cash equivalents, reflecting the Bank’s actions to shorten the duration of earning assets, along with a 23 basis point decline in the average interest rate on loans. The decrease in the average interest rate on loans was partially offset by a $4.7 million increase in the average loan balance during 2014. Interest expense for 2014 was $3.3 million, a decline of $208,000 compared to 2013, resulting from a $10.3 million reduction in average CD balances, offset by growth in other lower-rate transaction accounts. The decline in average CD balances is consistent with the Bank’s strategy of reducing the use of time deposits to meet funding requirements and increasing the use of other lower-cost core deposits. The average interest rate paid on CD balances decreased 6 basis points in 2014 due to the continued low interest rate environment.

The Bank’s net interest margin for fourth quarter 2014 was 3.17%, a decline of 27 basis points from the fourth quarter of 2013. This decrease was the result of a 30-basis point decline in the average interest rate on interest earning assets, and reflective of the Bank actions to better position its balance sheet for a rising interest rate environment. The net interest margin for 2014, of 3.21%, was down 13 basis points in comparison to 2013, as a result of the Bank selling $10.3 million of long-term securities available for sale and $1.5 million of low-rate, long-term fixed-rate residential loans originated during 2014, and reinvesting the proceeds in short-term cash and cash equivalents.

The Bank’s fourth quarter 2014 non-interest income increased by $33,000, to $554,000, in comparison to fourth quarter 2013 primarily as a result of recoveries on previously impaired securities and gain from the sale of loans. Service charges and fees, which represent the largest portion of non-interest income, were $408,000 for the fourth quarter 2014, compared to $433,000 for fourth quarter 2013. Non-interest income for 2014 was $2.2 million, an increase of $143,000 compared with the prior year. 2014 non-interest income included $175,000 in recoveries on previously impaired securities and $31,000 in gains from loan sales. During 2013, the Bank recognized an other-than-temporary impairment write-down of a single asset-backed security of $180,000. 2014 service charges and fees were $1.6 million compared to $1.7 million for the prior year.

Fourth quarter 2014 non-interest expense was $3.1 million compared with $3.0 million for fourth quarter 2013. The increase was primarily due to increased salary and employee benefit cost and higher data processing expenses. Non-interest expense for 2014 was $12.8 million, a 3.9% increase compared to $12.3 million for 2013. The increase in full year non-interest expense was primarily a result of a $409,000 increase in salary and benefit expense, $148,000 in additional occupancy and equipment costs and increased data processing charges of $147,000. The increase in occupancy and equipment costs reflected higher property and equipment maintenance expense, as well as a full 12 months of expense for the Snyder branch office which opened in the second quarter of 2013. The increase in data processing expenses was associated with implementation of the Bank’s new mobile banking and online banking and loan origination technologies, as well as negotiation of a new core processing contract.

The fourth quarter 2014 provision for loan losses was $152,000, compared with no allowance recorded for the fourth quarter 2013. The increase in the provision was primarily due to an $11.3 million increase in the origination of commercial real estate and other commercial loans during the fourth quarter 2014. Approximately $53,000 of the provision was reserved for a single non-performing commercial real estate loan. The provision for loan losses for 2014 was $222,000, an increase of $117,000 compared to 2013. Nonperforming loans as a percentage of total loans were 1.66% at December 31, 2014 and December 31, 2013. Nonperforming assets as a percentage of total assets were 1.05% and 1.08% at December 31, 2014 and December 31, 2013, respectively.

The Bank’s total assets at December 31, 2014 were $487.5 million, an increase of $5.3 million from the 2013 year end and primarily due to growth in the commercial lending and home equity loan portfolios. Total deposits at year-end 2014 were $386.9 million, compared to $388.2 million on December 31, 2013. Core (non-time) deposits were $204.8 million at December 31, 2014, an increase of $9.2 million, or 4.7%, compared to December 31, 2013. Consistent with the Bank’s funding strategy, time deposits were down $10.4 million at December 31, 2014 compared to 2013 year end. Stockholders’ equity was $71.6 million at December 31, 2014, compared to $65.3 million at the end of 2013, reflecting an increase in both retained earnings and unrealized gains in the securities portfolio, partially offset by dividends paid. The Bank’s ratio of average interest-earning assets to average interest-bearing liabilities was 120.93% for 2014, up from 119.39% for 2013.

Cash Dividend Payment to Occur in March

On January 2,  2015, the Company announced that Lake Shore, MHC (the “MHC”), the mutual holding company that owns 60.7% of the Company’s outstanding common stock, will hold a special meeting of its members to vote on a proposal to authorize the MHC to waive its right to receive dividends aggregating up to $0.28 per share that may be declared by the Company in the 12 months subsequent to the approval of the proposal by members. The special meeting will be held on February 4, 2015. As a result of the timing of the member vote, the Company’s Board of Directors expects the payment of its quarterly cash dividend to be made in March 2015.

There can be no assurance that the members will approve the dividend waiver or that the Federal Reserve will not object to the waiver even if it is approved by members at the special meeting.  If the proposed dividend waiver is not approved by members or the Federal Reserve, the Board of Directors of the Company intends to reduce the proposed quarterly dividend from $0.07 per outstanding share to $0.04 per outstanding share.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact

Rachel A. Foley

Chief Financial Officer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	December 31,	December 31,
	2014	2013
	(Unaudited)
	(Dollars in thousands)

Total assets	$487,471	$482,167
Cash and cash equivalents	35,811	17,202
Securities available for sale	138,202	157,964
Loans receivable, net	284,853	277,345
Deposits	386,939	388,235
Short-term borrowings	-	11,650
Long-term debt	18,950	7,850
Stockholders’ equity	71,630	65,271

Statements of Income
	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$4,419	$4,706	$17,879	$18,614
Interest expense	841	861	3,348	3,556
Net interest income	3,578	3,845	14,531	15,058
Provision for loan losses	152	-	222	105
Net interest income after provision for loan losses	3,426	3,845	14,309	14,953
Total non-interest income	554	521	2,235	2,092
Total non-interest expense	3,104	2,959	12,819	12,334
Income before income taxes	876	1,407	3,725	4,711
Income tax expense	80	356	567	968
Net income	$796	$1,051	$3,158	$3,743
Basic earnings per share	$0.14	$0.18	$0.55	$0.66
Diluted earnings per share	$0.14	$0.18	$0.55	$0.65
Dividends declared per share	$0.07	$0.07	$0.28	$0.28

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)

Return on average assets	0.66%	0.87%	0.65%	0.77%
Return on average equity	4.49%	6.36%	4.58%	5.64%
Average interest-earning assets to average interest-bearing liabilities	122.39%	119.48%	120.93%	119.39%
Interest rate spread	3.00%	3.29%	3.06%	3.19%
Net interest margin	3.17%	3.44%	3.21%	3.34%

	December 31,	December 31,
	2014	2013
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	1.66%	1.66%
Non-performing assets as a percent of total assets	1.05%	1.08%
Allowance for loan losses as a percent of total net loans	0.67%	0.65%
Allowance for loan losses as a percent of non-performing loans	40.62%	39.36%